Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of The Macerich Property Management Company 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-69995) of The Macerich Company of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of The Macerich Property Management Company 401(k) Profit Sharing Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedule as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Macerich Property Management Company 401(k) Profit Sharing Plan.

/s/ Windes & McClaughry Accountancy Corporation

Long Beach, California
June 26, 2008